Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-8, of our report dated March 29, 2024, with respect to our audit of the financial statements of Signing Day Sports, Inc. as of December 31, 2023 and 2022, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ BARTON CPA

BARTON CPA

Cypress, Texas

September 25, 2024